Exhibit 10.2

HORIZON BANCORP
2013 OMNIBUS EQUITY INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”), made and executed as of the ____ day of ___________, ______, between Horizon Bancorp, an Indiana corporation (the “Company”), and _________________ an officer or employee of the Company or one of its Affiliates, including but not limited to Horizon Bank, N.A., (the “Participant”).
WITNESSETH:
WHEREAS, the Company has adopted the Horizon Bancorp 2013 Omnibus Equity Incentive Plan (the “Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company; and
WHEREAS, it is the view of the Company that this goal can be achieved by granting Performance Shares to eligible employees; and
WHEREAS, the Participant has been designated by the Committee as an individual to whom Performance Shares should be granted as determined from the duties performed, the initiative and industry of the Participant, and his or her potential contribution to the future development, growth and prosperity of the Company;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:
1. Award of Performance Shares.  The Company hereby awards to the Participant, effective as of the date the Committee formally approves the award by resolution, _________ ____________ (x,xxx) Performance Shares, subject to the terms and conditions of this Agreement and the provisions of the Plan.  All provisions of the Plan, including defined terms, are incorporated herein and expressly made a part of this Agreement by reference.  The Participant hereby acknowledges that he or she has received a copy of the Plan.
2. Performance Periods.  The Performance Period to which the award of Performance Shares relates is the three-year period beginning on January 1, 20__ and ending on December 31, 20_.
3. Performance Goals.  The Performance Goals for the Performance Period are specified in Schedule A based on a comparison of the Company’s average performance over the Performance Period (i.e., the summation of performance for calendar years one, two and three divided by three) for (a) return on common equity (“ROCE”), (b) compounded annual growth rate of total assets (“CAGR”), and (c) return on average assets (“ROAA”) relative to the average performance for publicly-traded banks with total assets between $1 billion and $5 billion on the SNL Bank Index (the “SNL Index”) for ROCE, CAGR and ROAA over the Performance Period.  Only banks which have reported year-end results by March 1st will be considered for comparison purposes.  In the event SNL Financial LC ceases to publish the SNL Index, the Committee will engage an independent compensation consultant to assist the Committee in selecting a new bank index or bank peer group for purposes of determining if a Performance Goal has been met.

4. Earning and Vesting of Performance Shares.  The Performance Shares will become earned and vested for the Performance Period (a) to the extent the Performance Goals are satisfied in accordance with Schedule A, and (b) only if the employment‑based vesting requirements in Section 5 below have been satisfied (or waived in accordance with Section 6).  If the Performance Goals are satisfied, the percentage of the Performance Shares that will be earned, vested and payable under Section 7 of this Agreement shall be determined through linear interpolation as set forth in Schedule B.  If the Performance Goals are not satisfied, those Performance Shares eligible to be earned and vested during such Performance Period will be forfeited effective as of the last day of the Performance Period.
5. Employment‑Based Vesting Requirements.  Except as otherwise provided in Section 6 below, the Participant satisfies the employment‑based vesting requirements only if he or she does not incur a Termination of Service prior to the last day of the Performance Period; provided, however, if the Participant incurs a Termination of Service due to death or Permanent and Total Disability prior to the last day of the Performance Period, the employment‑based vesting requirements will be treated as satisfied in a pro rata manner based on the number of days in the Performance Period in which the Participant was an employee prior to Termination of Service.
6. Change in Control or Retirement.  Notwithstanding any other provision of this Agreement, the employment‑based vesting requirements of Section 5 shall be deemed satisfied and the Performance Shares shall therefore be vested upon the Participant’s Retirement on or before the last day of the Performance Period or upon a Change in Control of the Company as provided in Section 11.1 of the Plan.  In addition, upon a Change in Control prior to the end of a Performance Period, the Performance Period shall be deemed to end as of the last day of the calendar quarter preceding the Change in Control and the Performance Goals shall be applied based on the abbreviated Performance Period.
7. Form and Timing of Payment of Performance Shares.  Payment of earned and vested Performance Shares will be made in either March or April of the calendar year after the end of the applicable Performance Period.  The Committee, in its sole discretion, may pay earned and vested Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned and vested Performance Shares, determined as of the last day of the Performance Period) or a combination thereof.
8. Pass-Through of Dividends.  Prior to the payment of earned and vested Performance Shares, the Participant shall be entitled to receive those cash dividends which would have been paid with respect to a number of Performance Shares established by the Committee as if those Performance Shares had been actual Shares.

9. Participant’s Representations.  The Participant represents to the Company that:
(a) The terms and arrangements relating to the grant of Performance Shares and the offer thereof have been arrived at or made through direct communication with the Company or a person acting in its behalf and the Participant;
(b) The Participant has received a balance sheet and income statement of the Company and as an employee of the Company or one of its Affiliates:
(i) is thoroughly familiar with the Company’s business affairs and financial condition; and
(ii) has been provided with or has access to such information (and has such knowledge and experience in financial and business matters that the Participant is capable of utilizing such information) as is necessary to evaluate the risks, and make an informed investment decision with respect to, the grant of Performance Shares.
10. Nontransferability.  Performance Shares cannot be (a) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, or (b) subject to execution, attachment or similar process.  Any attempted or purported transfer of Performance Shares in contravention of this Section or the Plan shall be null and void and of no force or effect whatsoever.
11. Issuance of Shares.  Within a reasonable period of time following the end of the Period of Restriction, the Company shall issue to the Participant or his beneficiary the number of Performance Shares specified in Section 1 of this Agreement, less any withholding required by Section 13 of this Agreement.
12. Restrictive Legend.  In the event the Participant is an “affiliate” of the Company (as defined by Rule 144 promulgated under the Securities Act of 1933, as amended), the Company may require that the shares to be issued to such Participant contain a legend in substantially the following form:
“THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS AN “AFFILIATE” OF THE COMPANY (AS DEFINED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND THEREFORE, THE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS.”

The Company shall issue such additional certificates as may be required to give effect to Section 17 of this Agreement.
Notwithstanding the foregoing provisions of this Section, the Company shall not be required to deliver any certificates for shares prior to: (a) the end of the Period of Restriction; (b) completing any registration or other qualification of the Shares, which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and (c) obtaining any approval or other clearance from any federal or state governmental agency or body, which the Company determines to be necessary or advisable.  The Company has no obligation to obtain the fulfillment of the conditions specified in the preceding sentence.  As a further condition to the issuance of certificates for shares, the Company may require the making of any representation or warranty which the Company deems necessary or advisable under any applicable law or regulation.
13. Income and Employment Tax Withholding.  The Participant shall be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise on the vesting of the Performance Shares. The Committee, in its sole discretion and subject to such rules as it may adopt, shall require the Participant to satisfy any withholding tax obligation by having the Company retain Performance Shares which have a Fair Market Value, determined as of the date of payment for such Performance Shares to the Participant, equal to the amount of the minimum withholding tax to be satisfied by that retention.
14. Mitigation of Excise Tax.  The Participant acknowledges that the Performance Shares issued hereunder is subject to reduction by the Committee for the reasons specified in Section 13.9 of the Plan.
15. Indemnity.  The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with the Participant’s participation in the Plan.
16. Financial Information.  The Participant understands he or she is able to access the Company’s most recent quarterly balance sheet and quarterly income statement by visiting the following internet address: http://www.snl.com/Irweblinkx/finl.aspx?iid=100750.
17. Changes in Shares.  In the event of any change in the Shares, as described in Section 3.6 of the Plan, the Committee shall make appropriate adjustment or substitution in the number of Performance Shares, all as provided in the Plan.  The Committee’s determination in this respect shall be final and binding upon all parties.

18. Non-Disclosure; Return of Confidential Information and Other Property.
(a) Access to Confidential Information.  The Participant understands, acknowledges and agrees that during the course of his employment with the Company he has gained or shall gain information regarding, knowledge of and familiarity with the Confidential Information (as defined in subsection 18(c)) of the Company and any Affiliates and that if the Confidential Information was disclosed by the Participant, the Company or Affiliate would suffer irreparable damage and harm.  The Participant understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure.  The Participant acknowledges and agrees that the Company and all Affiliates use reasonable means to maintain the secrecy and confidentiality of the Confidential Information.
(b) Non-Disclosure.  At all times while the Participant is employed by the Company or any Affiliate, and at all times thereafter, the Participant shall not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person (as defined in subsection 18(d) other than those directors, officers, employees, representatives and agents of the Company and any Affiliates who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Company or any Affiliates, or (B) for the Participant’s own benefit or for the benefit of any Person other than the Company or any Affiliate.
(c) Confidential Information Defined.  For purposes of this Agreement, the term “Confidential Information” means any and all:
(i) materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Company or any Affiliate that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Company or any Affiliate has deemed confidential, proprietary or nonpublic;
(ii) trade secrets of the Company or any Affiliate, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and
(iii) any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above.  The Participant agrees that all Confidential Information is confidential and is and at all times shall remain the property of, as applicable, the Company or any of the Affiliates.

(d) Definition of Person.  For purposes of this Agreement, the term “Person” shall mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.
(e) Return of Confidential Information and Other Property.  The Participant covenants and agrees:
(i) to keep all Confidential Information subject to the Company’s or any Affiliate’s custody and control and to promptly return to the Company or the appropriate Affiliate all Confidential Information that is still in the Participant’s possession or control at the termination of the Participant’s employment with the Company; and
(ii) promptly upon termination of the Participant’s employment with the Company, to return to the Company, at the Company’s principal office, all vehicles, equipment, computers, credit cards and other property of the Company and to cease using any of the foregoing.
19. Non-Solicitation of Employees and Other Representatives. During the term of Participant’s employment with Horizon Bank, N.A. (the “Bank”) and for twelve (12) months thereafter, (a) Participant will not directly or indirectly encourage, solicit, induce, or attempt to encourage, solicit, or induce any employee, agent, contractor, or representative of the Bank to terminate his/her employment or contractual relationship with the Bank (or devote less than full time and efforts to the Bank’s business), and (b) Participant will not directly or indirectly hire or attempt to hire: (i) for any competitive position with any competitor any person who is an employee, agent, contactor, or representative to the Bank at such time (or who has been an employee, agent, contractor, or representative of the Bank at any time within the preceding 180 days) or (ii) for any position with any business any person who is an employee, agent, contractor, or representative of the Bank at such time (or who has been an employee, agent, contractor, or representative of the Bank at any time within the preceding 180 days).
20. Non-Solicitation of Customers.  During the term of Participant’s employment with the Bank and for twelve (12) months thereafter, Participant will not, in a competitive capacity, on behalf of any person or entity other than the Bank, directly or indirectly:
(a) solicit, divert (or attempt to solicit or divert) or accept competitive business from any customer of the Bank with whom the Participant had contact (either directly or indirectly) or over which Participant had responsibility at any time in the one (1) year preceding Participant’s separation;
(b) solicit, divert (or attempt to solicit or divert) or accept any competitive business from any customer of the Bank about whom Participant has obtained Confidential Information while employed by the Bank;
(c) solicit, divert (or attempt to solicit or divert) or accept competitive business from any identified prospective customer of the Bank with whom Participant had contact (either directly or indirectly) or over which Participant had responsibility at any time in the one (1) year preceding Participant’s separation; or

(d) solicit, divert (or attempt to solicit or divert) or accept competitive business from any identified prospective customer of the Bank about whom Participant has obtained Confidential Information.
21. Limited Covenant Not to Compete.
(a) During Participant’s employment by the Bank, Participant shall not, directly or indirectly, have any ownership interest in, work for, advise, manage, act as an agent or consultant for, or have any business connection, or business or employment relationship, with any entity or person which competes with the Bank.
(b) Moreover, for a period of six (6) months after Participant’s separation from the Bank for any reason, Participant shall not:
(i) Within the ________ county of __________;
(ii) Within forty (40) miles of any Bank branch in, or for which Participant performed services or has been assigned responsibility, at any time within one (1) year preceding Participant’s separation; or
(iii) in the Indiana and/or Michigan cities or towns for which Participant has been assigned responsibility, in writing, at any time within one (1) year preceding Participant’s separation;
directly or indirectly and in a competitive capacity own, manage, finance, operate, control, or participate in ownership, management, or operation of, act as an agent, consultant, or be employed with, any business engaged in the marketing, sale, or servicing of any service or product:

(1) with which Participant was involved during Participant’s last year of employment with the Bank; or
(2) which the Bank is developing, marketing, selling, or servicing (or plans to develop, market, sell, or service) and about which Participant gained any Confidential Information in the course of Participant’s employment with the Bank.
(c) For purposes of this Agreement, the term “competitive capacity” shall mean (i) performing tasks or duties similar to those Participant performed in Participant’s last year of employment at the Bank for a competitor of the Bank; (ii) managing/supervising those who, for a competitor of the Bank, perform tasks or duties similar to those which Participant performed in Participant’s last year of employment with the Bank; or (iii) performing, on behalf of a competitor of the Bank, tasks or duties in which Participant utilizes any Confidential Information that Participant learned in the course of Participant’s employment with the Bank.

22. Periods of Noncompliance and Reasonableness of Periods. The restrictions and covenants contained in Sections 19, 20, and 21 shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the Term of this Agreement and for the full periods specified in Sections 19, 20 and 21.  The Company and the Participant understand, acknowledge and agree that the restrictions and covenants contained in Sections 18, 19, 20 and 21 are reasonable in view of the nature of the business in which the Company and the Affiliates are engaged, the Participant’s positions with the Company and/or the Bank and the Participant’s advantageous knowledge of and familiarity with the business, operations, affairs and customers of the Company and the Affiliates, including but not limited to the Bank.
The Company’s obligation to pay the amounts otherwise payable to the Participant pursuant to this Agreement shall immediately terminate in the event that the Participant breaches any of the provisions of Sections 18, 19, 20 or 21.  Notwithstanding the foregoing:
(a) the covenants of the Participant set forth in Sections 18, 19, 20 or 21 shall continue in full force and effect and be binding upon the Participant;
(b) the Company shall be entitled to the remedies specified in Section 24; and
(c) the Company shall be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from or relating to the Participant’s breach of any of the provisions of Sections 18, 19, 20 or 21.
23. Survival of Certain Provisions.  Upon any termination of the Participant’s employment with the Bank, the Participant and the Company hereby expressly agree that the provisions of Sections 18, 19, 20, 21, 22, 23 and 24 shall continue to be in full force and effect and binding upon the Participant and the Company in accordance with the applicable respective provisions of such Sections.
24. Remedies.  The Participant agrees that the Company or the Bank shall suffer irreparable damage and injury and shall not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Participant of any provision of Sections 18, 19, 20 or 21.  Accordingly, in the event of a breach or a threatened or attempted breach by the Participant of any provision of Sections 18, 19, 20 or 21, in addition to all other remedies to which the Company and the Bank are entitled at law, in equity or otherwise, the Company and the Bank may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Sections 18, 19, 20 or 21.  The foregoing remedies shall not be deemed to be the exclusive rights or remedies of the Company or the Bank for any breach of or noncompliance with this Agreement by the Participant but shall be in addition to all other rights and remedies available to the Company or the Bank at law, in equity or otherwise.
25. Severability.  In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision shall be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

26. Effect of Headings.  The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.
27. Controlling Laws.  Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.
28. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.
29. Compliance with Section 409A.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with or exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date the Performance Shares are awarded. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A of the Code, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code. Although the Company intends to take such actions so as to allow the Performance Units award under this Agreement to avoid adverse tax treatment pursuant to Section 409A of the Code and otherwise, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on the Participant.  Notwithstanding any other provision of this Agreement, to the extent the delivery of cash or the Shares represented by the Performance Shares is treated as non‑qualified deferred compensation subject to Section 409A of the Code, then (a) no delivery of such cash or the Shares shall be made upon a Participant’s termination of employment unless such termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if the Participant is deemed at the time of termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed delivery of the cash or the shares to which the Participant is entitled under this Agreement, and which is deliverable to the Participant due to termination of employment, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such delivery of cash or the Shares shall not be made to the Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s “separation from service” (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of the Participant’s death. The determination of whether the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).
IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Performance Share Award Agreement to be executed as of the day and year first above written.

HORIZON BANCORP PARTICIPANT

By: _____________________________                    _____________________________
       Craig M. Dwight         [Name]
       Chief Executive Officer

ATTEST

By: _____________________________
       Mark E. Secor
       Executive Vice President &
       Chief Financial Officer

SCHEDULE A
PERFORMANCE GOALS AND EARNINGS LEVELS
FOR PERFORMANCE PERIOD

Performance Goal	Weight	Threshold 25%‑49% Payout	Target 100%‑149% Payout	Maximum 150% Payout
Return on Common Equity : The ROCE of the Company compared with the ROCE of the banks included in the SNL Bank Index.	34%	25th to 49th Percentile	50th to 84th Percentile	Greater than 84th Percentile
Compounded Annual Growth Rate of Total Assets: The CAGR of total assets for the Company compared with the CAGR of total assets for the banks included SNL Bank Index.	33%	25th to 49th Percentile	50th to 84th Percentile	Greater than 84th Percentile
Return on Average Assets: The ROAA for the Company compared with the ROAA for the banks included in the SNL Bank Index.	33%	25th to 49th Percentile	50th to 84th Percentile	Greater than 84th Percentile

SCHEDULE B
LINEAR INTERPOLATION PAYOUT

2017 Linear Interpolation Payouts
Threshold		Target		Maximum
Threshold Percentile	Payout %	Target Percentile	Linear Payout %	Target Percentile	Maximum Payout %
49	49	50	100	85% or higher	150% of Target
48	48	51	101
47	47	52	103
46	46	53	104
45	45	54	106
44	44	55	107
43	43	56	109
42	42	57	110
41	41	58	111
40	40	59	113
39	25	60	114
38	25	61	116
37	25	62	117
36	25	63	119
35	25	64	120
34	25	65	121
33	25	66	123
32	25	67	124
31	25	68	126
30	25	69	127
29	25	70	129
28	25	71	130
27	25	72	131
26	25	73	133
25	25	74	134
		75	136
		76	137
		77	139
		78	140
		79	141
		80	143
		81	144
		82	146
		83	147
		84	149